Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Newegg Commerce, Inc.

City of Industry, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 28, 2022, relating to the consolidated financial statements of Newegg Commerce, Inc., appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ BDO USA, LLP

Los Angeles, California

October 12, 2022